PRESS RELEASE
PROVIDENCE, RI

FOR IMMEDIATE RELEASE
OCTOBER 25, 2007

NESTOR, INC. RECEIVES NASDAQ EXTENSION

PROVIDENCE, RI – October 25, 2007 – Nestor, Inc. (NASDAQ: NEST), a leading provider of video-based traffic safety systems and services, announced today that it had received on October 23, 2007, the expected notice that it qualified for an additional 180 days in which to meet The Nasdaq Stock Market’s continued listing requirements.

On April 23, 2007, the Company received notice from The Nasdaq Stock Market (“Nasdaq”) that because the Company’s stock had traded below $1.00 for a period of 30 consecutive business days, it did not then comply with the minimum requirement for continued inclusion in Nasdaq under Marketplace Rule 4310(c)(4) (the “Continued Listing Requirement”).  In accordance with Nasdaq rules, the Company was afforded 180 calendar days, or until October 22, 2007, to meet the Continued Listing Requirement.  As of the date of that date, the Company had not been able to demonstrate compliance with the Continued Listing Requirement.  Because he Company was able to demonstrate that, as of October 22, 2007, it met the Nasdaq Capital Market initial listing requirements (other than the bid price requirement) set forth in Marketplace Rule 4310(c) as in effect prior to September 1, 2007, the Company is afforded an additional 180 days in which to come into compliance with the Continued Listing Requirement.

Nasdaq’s notice to the Company advised that the Company had until April 21, 2008 to achieve compliance.

Statements in this press release about future expectations, plans and prospects for Nestor, including statements containing the words "expects," "will," and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  We may not meet the expectations disclosed in our forward-looking statements and investors should not place undue reliance on those statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: market acceptance of our products, competition, legal and legislative challenges to automated traffic enforcement, and other factors discussed in Risk Factors in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC.  Investors are advised to read Nestor's Annual Report, quarterly reports on Form 10-Q and current reports on Form 8-K filed after our most recent annual or quarterly report.  The forward-looking statements in this letter represent our current views and we disclaim any obligation to update these forward-looking statements.

For more information, call (401) 274-5658 or visit www.nestor.com.

CONTACT:	Brian R. Haskell
General Counsel
401-274-5658 ext. 738

Nigel P. Hebborn
Executive Vice President
401-274-5658 ext. 714

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